Exhibit 99.1

Acushnet Holdings Corp. Announces
Year-to-Date and Second Quarter 2019 Financial Results,
Declares Quarterly Cash Dividend
Year-to-Date and Second Quarter 2019 Financial Results

•	Year-to-date net sales of $895.9 million, down 2.6% year over year, down 0.1% in constant currency

•	Second quarter net sales of $462.2 million, down 3.3% year over year, down 0.8% in constant currency

•	Year-to-date net income attributable to Acushnet Holdings Corp. of $73.4 million, down 9.8% year over year

•	Second quarter net income attributable to Acushnet Holdings Corp. of $38.5 million, down 3.5% year over year

•	Year-to-date Adjusted EBITDA of $139.9 million, down 10.5% year over year

•	Second quarter Adjusted EBITDA of $75.7 million, down 4.7% year over year
Cash Dividend and Share Repurchase

•	Quarterly cash dividend of $0.14 per share; $10.6 million on an aggregate basis for the quarter

•	Repurchased 253,385 shares of common stock for an aggregate of $6.2 million.
FAIRHAVEN, MA – August 7, 2019 – Acushnet Holdings Corp. (NYSE: GOLF) ("Acushnet"), a global leader in the design, development, manufacture and distribution of performance-driven golf products, today reported financial results for the six and three months ended June 30, 2019.
“Through the first six months of the year, our business has been led by nice gains in Titleist golf balls, Titleist gear and FootJoy golf wear,” said David Maher, Acushnet’s President and Chief Executive Officer. “Our new Pro V1 and Pro V1x models are off to great starts in all global markets, and the Titleist ball count across worldwide professional tours is 73%, more than eight times our nearest competitor.

"Titleist TS drivers have been the most played driver at 28 of 35 events on the PGA Tour this season, validating our TS metals speed platform which delivers terrific ball speed and total game performance", continued Maher. "Gains in Titleist gear were led by strong acceptance of our new stand bags, the largest component of that business, and the new FJ Flex and Fury golf shoes have been well received along with the 2019 FootJoy performance outerwear and apparel lines. We continue to be excited about the second half of the year, as we are set to launch several innovative new products led by our new Titleist T- Series irons, which will arrive in golf shops later this month.

Across all markets, Acushnet associates and our valued trade partners continue to do great work presenting and fitting Titleist and FootJoy products to dedicated golfers.”

Summary of First Six Months 2019 Financial Results

	Six months ended June 30,		Increase/(Decrease)		Constant Currency Increase/(Decrease)
(in millions)	2019	2018	$ change	% change	$ change	% change
Net sales	$895.9	$919.9	$(24.0)	(2.6)%	$(0.5)	(0.1)%
Net income attributable to Acushnet Holdings Corp	$73.4	$81.4	$(8.0)	(9.8)%
Adjusted EBITDA	$139.9	$156.4	$(16.5)	(10.5)%
Consolidated net sales for the first six months decreased by 2.6%. On a constant currency basis, consolidated net sales were down 0.1% due to a decrease of $31.9 million in net sales of Titleist golf clubs primarily related to lower sales volumes of irons and wedges, partially offset by higher sales volumes of TS drivers and fairways as well as an increase of $24.7 million in Titleist golf balls partly driven by our latest generation Pro V1 and Pro V1x golf balls.
On a geographic basis, consolidated net sales in the United States increased by 3.1% in the six month period. The increase in net sales in the United States resulted from an increase of $13.3 million in net sales of Titleist golf balls and an increase of $6.9 million in net sales of FootJoy golf wear, partially offset by a decrease of $7.8 million in Titleist golf clubs.
Net sales in regions outside the United States were down 8.6% and down 3.4% on a constant currency basis. On a constant currency basis, Japan was down 16.8%, Korea was up 1.8% and EMEA was up 0.4%. In Japan, the decrease in net sales was primarily due to a decrease in sales of Titleist golf clubs. In Korea, the increase in net sales was primarily driven by increased sales in Titleist gear and Titleist golf balls. In EMEA, increased net sales in Titleist golf balls were largely offset by lower net sales of Titleist golf clubs.
Segment specifics:

•
6.0% increase in net sales (8.3% increase on a constant currency basis) of Titleist golf balls partly driven by higher sales volumes of our latest generation Pro V1 and Pro V1x golf balls launched in the first quarter of 2019 and our AVX premium performance golf balls introduced in the second quarter of 2018, partially offset by a sales volume decline in our performance golf balls which were in their second model year.

•
15.5% decrease in net sales (13.6% decrease on a constant currency basis) of Titleist golf clubs. This decrease primarily resulted from lower sales volumes of our iron series and wedges which were in their second model year. The decrease was offset by higher sales volumes of TS drivers and fairways which were launched in the third quarter of 2018.

•
2.0% increase in net sales (5.0% increase on a constant currency basis) of Titleist golf gear. This increase was primarily due to a sales volume increase in our travel gear, golf bag and Titleist glove categories.

•
2.0% decrease in net sales (0.8% increase on a constant currency basis) in FootJoy golf wear. This increase was primarily driven by a sales volume increase and higher average selling prices in apparel, partially offset by lower sales in the footwear category due to lower average selling prices.

Net income attributable to Acushnet decreased by $8.0 million to $73.4 million, down 9.8% year over year, primarily as a result of a decrease in income from operations, partially offset by a decrease in income tax expense.
Adjusted EBITDA was $139.9 million, down 10.5% year over year. Adjusted EBITDA margin was 15.6% for the first six months versus 17.0% for the prior year period.
Summary of Second Quarter 2019 Financial Results

	Three months ended June 30,		Increase/(Decrease)		Constant Currency Increase/(Decrease)
(in millions)	2019	2018	$ change	% change	$ change	% change
Net sales	$462.2	$478.1	$(15.9)	(3.3)%	$(3.8)	(0.8)%
Net income attributable to Acushnet Holdings Corp	$38.5	$39.9	$(1.4)	(3.5)%
Adjusted EBITDA	$75.7	$79.4	$(3.7)	(4.7)%
Consolidated net sales for the quarter decreased by 3.3%. On a constant currency basis, consolidated net sales were down 0.8% resulting from a decrease of $8.4 million in net sales of Titleist golf clubs primarily related to lower sales volumes of irons and wedges, partially offset by higher sales volumes of TS drivers and fairways, as well as an increase of $4.8 million in net sales of Titleist golf balls partly driven by sales of our latest generation Pro V1 and Pro V1x golf balls.
On a geographic basis, consolidated net sales in the United States increased by 1.4% in the quarter, driven by an increase of $3.0 million in net sales of Titleist golf balls and an increase of $1.7 million in net sales of Titleist golf gear, partially offset by a decrease of $1.8 million in Titleist golf clubs.
Net sales in regions outside the United States were down 8.7% and down 3.3% on a constant currency basis. On a constant currency basis, Japan was down 13.2%, EMEA was down 5.0%, and Korea was up 5.5%. In Japan and EMEA, the decrease in net sales was primarily due to decreases in sales of Titleist golf clubs and FootJoy golf wear, mainly in the footwear category. In Korea, the increase in net sales was primarily due to an increase in Titleist gear sales across all categories.
Segment specifics:

•
0.6% increase in net sales (2.8% increase on a constant currency basis) of Titleist golf balls partly driven by higher sales volumes of our latest generation Pro V1 and Pro V1x golf balls which were launched in the first quarter of 2019, partially offset by sales volume declines in our AVX models which were introduced in the second quarter of 2018 and our performance golf balls which were in their second model year.

•	9.2% decrease in net sales (7.1% decrease on a constant currency basis) of Titleist golf clubs. This decrease primarily resulted from lower sales volumes of our irons and wedges which were in their second model year. The decrease was partially offset by higher sales volumes of TS drivers and fairways, which were launched in the third quarter of 2018.

•
2.2% increase in net sales (5.2% increase on a constant currency basis) of Titleist golf gear. This increase was primarily driven by sales volume increases in our golf bag, Titleist glove and travel gear categories.

•
4.5% decrease in net sales (2.0% decrease on a constant currency basis) in FootJoy golf wear primarily as a result of lower sales volumes and average selling prices in the footwear category, partially offset by higher sales volumes and average selling prices in apparel.

Net income attributable to Acushnet decreased by $1.4 million to $38.5 million, down 3.5% year over year, primarily as a result of a decrease in income from operations, partially offset by a decrease in income tax expense.
Adjusted EBITDA was $75.7 million, down 4.7% year over year. Adjusted EBITDA margin was 16.4% for the second quarter versus 16.6% for the prior year period.
Cash Dividend and Share Repurchase
Acushnet's board of directors today declared a quarterly cash dividend in an amount of $0.14 per share of common stock. The dividend will be payable on September 13, 2019, to stockholders of record on August 30, 2019. The number of shares outstanding as of August 2, 2019 was 75,365,727.
During the quarter, the Company repurchased 253,385 shares of common stock on the open market at an average price of $24.38 for an aggregate of $6.2 million.

2019 Outlook

•	Consolidated net sales are expected to be approximately $1,655 to 1,685 million.

•	Consolidated net sales on a constant currency basis are expected to be in the range of up 2.8% to 4.7%.

•	Adjusted EBITDA is expected to be approximately $235 to 245 million.

Investor Conference Call
Acushnet will hold a conference call at 8:30 am (Eastern Time) on August 7, 2019 to discuss the financial results and host a question and answer session. A live webcast of the conference call will be accessible at www.AcushnetHoldingsCorp.com/ir. A replay archive of the webcast will be available shortly after the call concludes.
About Acushnet Holdings Corp.
We are the global leader in the design, development, manufacture and distribution of performance-driven golf products, which are widely recognized for their quality excellence. Driven by our focus on dedicated and discerning golfers and the golf shops that serve them, we believe we are the most authentic and enduring company in the golf industry. Our mission - to be the performance and quality leader in every golf product category in which we compete - has remained consistent since we entered the golf ball business in 1932. Today, we are the steward of two of the most revered brands in golf – Titleist, one of golf’s leading performance equipment brands, and FootJoy, one of golf’s leading performance wear brands. Additional information can be found at www.acushnetholdingscorp.com.

Forward-Looking Statements
This press release includes forward-looking statements that reflect our current views with respect to, among other things, our 2019 outlook, our operations and our financial performance. These forward-looking statements are included throughout this press release and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information such as our anticipated consolidated net sales, consolidated net sales on a constant currency basis and adjusted EBITDA. We use words like “guidance,” “outlook,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable” and similar terms and phrases to identify forward-looking statements in this press release.

The forward-looking statements contained in this press release are based on management’s current expectations and are subject to uncertainty and changes in circumstances. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. Important factors that could cause or contribute to such differences include: a reduction in the number of rounds of golf played or in the number of golf participants; unfavorable weather conditions may impact the number of playable days and rounds played in a given year; consumer spending habits and macroeconomic factors may affect the number of rounds of golf played and related spending on golf products; demographic factors may affect the number of golf participants and related spending on our products; a significant disruption in the operations of our manufacturing, assembly or distribution facilities; our ability to procure raw materials or components of our products; a disruption in the operations of our suppliers; the cost of raw materials and components; currency transaction and translation risk; our ability to successfully manage the frequent introduction of new products or satisfy consumer preferences, quality and regulatory standards; our reliance on technical innovation and high-quality products; changes to the Rules of Golf with respect to equipment; our ability to adequately enforce and protect our intellectual property rights; involvement in lawsuits to protect, defend or enforce our intellectual property rights; our ability to prevent infringement of intellectual property rights by others; changes to patent laws; intense competition and our ability to maintain a competitive advantage in each of our markets; limited opportunities for future growth in sales of golf balls, golf shoes and golf gloves; our customers’ financial condition, their levels of business activity and their ability to pay trade obligations; a decrease in corporate spending on our custom logo golf balls; our ability to maintain and further develop our sales channels; consolidation of retailers or concentration of retail market share; our ability to maintain and enhance our brands; seasonal fluctuations of our business; fluctuations of our business based on the timing of new product introductions; risks associated with doing business globally; compliance with laws, regulations and policies, including the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation; our ability to secure professional golfers to endorse or use our products; negative publicity relating to us or the golfers who use our products or the golf industry in general; our ability to accurately forecast demand for our products; a disruption in the service or a significant increase in the cost, of our primary delivery and shipping services or a significant disruption at shipping ports; our ability to maintain our information systems to adequately perform their functions; cybersecurity risks; the ability of our eCommerce systems to function effectively; impairment of goodwill and identifiable intangible assets; our ability to attract and/or retain management and other key employees and hire qualified management, technical and manufacturing personnel; our ability to prohibit sales of our products by unauthorized retailers or distributors; our ability to grow our presence in existing international markets and expand into additional international markets; tax uncertainties, including potential changes in tax laws, unanticipated tax liabilities and limitations on utilization of tax attributes after any change of control; adequate levels of coverage of our insurance policies; product liability, warranty and recall claims; litigation and other regulatory proceedings; compliance with environmental, health and safety laws and regulations; our ability to secure additional capital at all or on terms acceptable to us and potential dilution of holders of our common stock; our estimates or judgments relating to our critical accounting policies; terrorist activities and international political instability; occurrence of natural disasters or pandemic diseases; our substantial leverage, ability to service our indebtedness, ability to incur more indebtedness and restrictions in the agreements governing our indebtedness; our use of derivative financial instruments; a sale, foreclosure, liquidation or other transfer of the shares of our common stock owned by Magnus Holdings Co., Ltd. (“Magnus”) as a result of the loans borrowed by Magnus which are secured by shares of our common stock (the “Magnus Loans”); the ability of our controlling shareholder to control significant corporate activities, and our controlling shareholder’s interests may conflict with yours; any pledge by Fila Korea Co., Ltd. of the common stock of Magnus; the insolvency laws of Korea are different from U.S. bankruptcy laws; our status as a controlled company; the market price of our common stock; our ability to maintain effective internal controls over financial reporting; our ability to pay dividends; our status as a holding company; dilution from future issuances or sales of our common stock; anti-takeover provisions in our organizational documents; reports from securities analysts; and the other factors set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February 28, 2019 as it may be updated by our periodic reports subsequently filed with the SEC. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Media Contact:
AcushnetPR@icrinc.com
Investor Contact:
IR@AcushnetGolf.com

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
(in thousands, except share and per share amounts)	2019	2018	2019	2018
Net sales	$462,218	$478,138	$895,920	$919,939
Cost of goods sold	216,175	227,328	427,720	441,455
Gross profit	246,043	250,810	468,200	478,484
Operating expenses:
Selling, general and administrative	170,223	171,685	325,649	323,053
Research and development	12,920	12,916	25,671	25,308
Intangible amortization	1,765	1,630	3,518	3,260
Income from operations	61,135	64,579	113,362	126,863
Interest expense, net	5,213	5,247	10,096	9,655
Other expense (income), net	781	544	(189)	110
Income before income taxes	55,141	58,788	103,455	117,098
Income tax expense	16,239	18,419	28,514	33,639
Net income	38,902	40,369	74,941	83,459
Less: Net income attributable to noncontrolling interests	(414)	(462)	(1,527)	(2,068)
Net income attributable to Acushnet Holdings Corp.	$38,488	$39,907	$73,414	$81,391

Net income per common share attributable to Acushnet Holdings Corp.:
Basic	$0.51	$0.53	$0.97	$1.09
Diluted	0.51	0.53	0.97	1.09
Weighted average number of common shares:
Basic	75,618,717	74,762,469	75,811,780	74,706,663
Diluted	75,858,114	75,028,658	76,060,003	74,911,551

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
(in thousands, except share and per share amounts)	2019	2018
Assets
Current assets
Cash and restricted cash ($10,197 and $8,436 attributable to the FootJoy golf shoe joint venture ("JV"))	$42,966	$31,014
Accounts receivable, net	306,399	186,114
Inventories ($8,813 and $9,658 attributable to the FootJoy JV)	324,588	361,207
Other assets	90,740	85,666
Total current assets	764,693	664,001
Property, plant and equipment, net ($11,237 and $11,615 attributable to the FootJoy JV)	221,035	228,388
Goodwill ($32,312 and $32,312 attributable to the FootJoy JV)	209,564	209,671
Intangible assets, net	474,761	478,257
Deferred income taxes	59,446	78,028
Other assets ($2,565 and $2,593 attributable to the FootJoy JV)	77,938	33,276
Total assets	$1,807,437	$1,691,621
Liabilities and Shareholders' Equity
Current liabilities
Short-term debt	$42,161	$920
Current portion of long-term debt	35,625	35,625
Accounts payable ($4,292 and $6,882 attributable to the FootJoy JV)	94,050	86,045
Accrued taxes	22,897	38,268
Accrued compensation and benefits ($1,338 and $1,634 attributable to the FootJoy JV)	62,788	77,181
Accrued expenses and other liabilities ($2,779 and $3,462 attributable to the FootJoy JV)	98,545	56,828
Total current liabilities	356,066	294,867
Long-term debt	329,594	346,953
Deferred income taxes	4,633	4,635
Accrued pension and other postretirement benefits	106,701	102,077
Other noncurrent liabilities ($5,123 and $4,831 attributable to the FootJoy JV)	52,406	16,105
Total liabilities	849,400	764,637
Shareholders' equity
Common stock, $0.001 par value, 500,000,000 shares authorized; 75,614,015 and 74,760,062 shares issued	76	75
Additional paid-in capital	905,351	910,890
Accumulated other comprehensive loss, net of tax	(91,647)	(89,039)
Retained earnings	124,827	72,946
Treasury stock, at cost; 506,770 shares (including 253,385 of accrued share repurchase) and no shares	(12,356)	—
Total equity attributable to Acushnet Holdings Corp.	926,251	894,872
Noncontrolling interests	31,786	32,112
Total shareholders' equity	958,037	926,984
Total liabilities and shareholders' equity	$1,807,437	$1,691,621

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six months ended June 30,
(in thousands)	2019	2018
Cash flows from operating activities
Net income	$74,941	$83,459
Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	19,596	20,712
Unrealized foreign exchange loss (gain)	730	(516)
Amortization of debt issuance costs	738	671
Share-based compensation	5,386	9,110
Loss on disposals of property, plant and equipment	2	83
Deferred income taxes	17,355	17,187
Changes in operating assets and liabilities	(78,737)	(66,149)
Cash flows provided by operating activities	40,011	64,557
Cash flows from investing activities
Additions to property, plant and equipment	(10,595)	(13,657)
Business acquisitions, net of cash acquired	—	(2,477)
Cash flows used in investing activities	(10,595)	(16,134)
Cash flows from financing activities
Proceeds from short-term borrowings, net	41,939	18,449
Repayments of delayed draw term loan A facility	(3,750)	(27,500)
Repayment of term loan A facility	(14,063)	(9,375)
Purchases of common stock	(6,178)	—
Debt issuance costs	—	(380)
Dividends paid on common stock	(22,433)	(19,619)
Dividends paid to noncontrolling interests	(1,853)	(6,450)
Payment of employee restricted stock tax withholdings	(10,924)	(2,634)
Cash flows used in financing activities	(17,262)	(47,509)
Effect of foreign exchange rate changes on cash	(202)	(958)
Net increase (decrease) in cash	11,952	(44)
Cash and restricted cash, beginning of year	31,014	47,722
Cash and restricted cash, end of period	$42,966	$47,678

ACUSHNET HOLDINGS CORP.
Supplemental Net Sales Information (Unaudited)
Six Months Net Sales by Segment

	Six months ended				Constant Currency
	June 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2019	2018	$ change	% change	$ change	% change
Titleist golf balls	$315.0	$297.1	$17.9	6.0%	$24.7	8.3%
Titleist golf clubs	198.3	234.7	(36.4)	(15.5)%	(31.9)	(13.6)%
Titleist golf gear	92.0	90.2	1.8	2.0%	4.5	5.0%
FootJoy golf wear	255.1	260.2	(5.1)	(2.0)%	2.1	0.8%

Six Months Net Sales by Region

	Six months ended				Constant Currency
	June 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2019	2018	$ change	% change	$ change	% change
United States	$486.7	$472.0	$14.7	3.1%	$14.7	3.1%
EMEA	131.1	140.7	(9.6)	(6.8)%	0.6	0.4%
Japan	79.5	97.6	(18.1)	(18.5)%	(16.4)	(16.8)%
Korea	109.5	114.6	(5.1)	(4.5)%	2.1	1.8%
Rest of world	89.1	95.0	(5.9)	(6.2)%	(1.5)	(1.6)%
Total net sales	$895.9	$919.9	$(24.0)	(2.6)%	$(0.5)	(0.1)%

Second Quarter Net Sales by Segment

	Three months ended				Constant Currency
	June 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2019	2018	$ change	% change	$ change	% change
Titleist golf balls	$173.3	$172.2	$1.1	0.6%	$4.8	2.8%
Titleist golf clubs	107.0	117.8	(10.8)	(9.2)%	(8.4)	(7.1)%
Titleist golf gear	46.8	45.8	1.0	2.2%	2.4	5.2%
FootJoy golf wear	114.1	119.5	(5.4)	(4.5)%	(2.4)	(2.0)%
Second Quarter Net Sales by Region

	Three months ended				Constant Currency
	June 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2019	2018	$ change	% change	$ change	% change
United States	$256.3	$252.7	$3.6	1.4%	$3.6	1.4%
EMEA	60.0	67.7	(7.7)	(11.4)%	(3.4)	(5.0)%
Japan	38.8	45.5	(6.7)	(14.7)%	(6.0)	(13.2)%
Korea	60.4	62.0	(1.6)	(2.6)%	3.4	5.5%
Rest of world	46.7	50.2	(3.5)	(7.0)%	(1.4)	(2.8)%
Total net sales	$462.2	$478.1	$(15.9)	(3.3)%	$(3.8)	(0.8)%

ACUSHNET HOLDINGS CORP.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)

Use of Non-GAAP Financial Measures
The Company reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, this release includes the non-GAAP financial measures of net sales in constant currency, Adjusted EBITDA and Adjusted EBITDA margin. These non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant to understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net sales, net income or other measures of profitability or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly-titled measures used by other companies.
We use net sales on a constant currency basis to evaluate the sales performance of our business in period over period comparisons and for forecasting our business going forward. Constant currency information allows us to estimate what our sales performance would have been without changes in foreign currency exchange rates. This information is calculated by taking the current period local currency sales and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable prior period. This constant currency information should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. Our presentation of constant currency information may not be consistent with the manner in which similar measures are derived or used by other companies.
Adjusted EBITDA represents net income (loss) attributable to Acushnet Holdings Corp. adjusted for interest expense, income tax expense, depreciation and amortization, share-based compensation expense, certain transaction fees, indemnification expense (income) from our former owner Beam Suntory, Inc. (formerly known as Fortune Brands, Inc.) (“Beam”), executive pension settlement, certain other non-cash (gains) losses, net and the net income relating to noncontrolling interests. We define Adjusted EBITDA in a manner consistent with the term “Consolidated EBITDA” as it is defined in our credit agreement.
We present Adjusted EBITDA as a supplemental measure because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Management uses Adjusted EBITDA to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business.
We believe Adjusted EBITDA provides useful information to investors regarding our consolidated operating performance. By presenting Adjusted EBITDA, we provide a basis for comparison of our business operations between different periods by excluding items that we do not believe are indicative of our core operating performance.
Adjusted EBITDA is not a measurement of financial performance under GAAP. It should not be considered an alternative to net income attributable to Acushnet Holdings Corp. as a measure of our operating performance or any other measure of performance derived in accordance with GAAP. In addition, Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, or affected by similar non-recurring items. Adjusted EBITDA has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for analyzing our results as reported under GAAP. Our definition and calculation of Adjusted EBITDA is not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.
We also use Adjusted EBITDA margin on a consolidated basis, which measures our Adjusted EBITDA as a percentage of net sales, because our management uses it to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business. We present Adjusted EBITDA margin as a supplemental measure of our operating performance because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Adjusted EBITDA margin is not a measurement of financial performance under GAAP. It should not be considered an alternative to any measure of performance derived in accordance with GAAP.
The following table presents reconciliations of net income attributable to Acushnet Holdings Corp. to Adjusted EBITDA for the periods presented (dollars in thousands):

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Net income attributable to Acushnet Holdings Corp.	$38,488	$39,907	$73,414	$81,391
Interest expense, net	5,213	5,247	10,096	9,655
Income tax expense	16,239	18,419	28,514	33,639
Depreciation and amortization	9,799	10,387	19,596	20,712
Share-based compensation	3,601	4,984	5,386	9,110
Transaction fees	1,947	—	1,947	—
Other non-cash income, net (1)	(46)	(55)	(600)	(152)
Net income attributable to noncontrolling interests	414	462	1,527	2,068
Adjusted EBITDA	$75,655	$79,351	$139,880	$156,423
Adjusted EBITDA margin	16.4%	16.6%	15.6%	17.0%
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(1)
Includes non-cash indemnification expense (income) related to obligations owed to us by Beam and other non-cash (gains) losses, net that are included when calculating net income attributable to Acushnet Holdings Corp.

A reconciliation of non-GAAP Adjusted EBITDA, as forecasted for 2019, to the closest corresponding GAAP measure, net income (loss), is not available without unreasonable efforts on a forward-looking basis due to the high variability and low visibility of certain charges that may impact our GAAP results on a forward-looking basis, such as the measures and effects of share- based compensation and adjustments related to the indemnification obligations owed to us by Beam.